Exhibit 99.1

CLAYTON WILLIAMS ENERGY, INC.

FOR IMMEDIATE RELEASE

Wednesday, October 14, 2015

CLAYTON WILLIAMS ENERGY ANNOUNCES BOARD REVIEW OF

STRATEGIC ALTERNATIVES

Midland, Texas, October 14, 2015 - Clayton Williams Energy, Inc. (the “Company”) (NYSE:CWEI) today announced that its Board of Directors has initiated a review of strategic alternatives to enhance shareholder value and has engaged Goldman, Sachs & Co. to serve as its exclusive financial adviser in that process. Potential strategic alternatives to be considered during the review may include the sale of certain of the Company’s core assets, a recapitalization transaction or a merger.

There can be no assurance that this review process will result in any transaction in the future, and no decision has been made to enter into any transaction at this time. The Company does not intend to make any additional comments on this matter other than as required by applicable law.

Clayton Williams Energy, Inc. is an independent energy company located in Midland, Texas.

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical or current facts, that address activities, events, outcomes and other matters that we plan, expect, intend, assume, believe, budget, predict, forecast, project, estimate or anticipate (and other similar expressions) will, should or may occur in the future are forward-looking statements. These forward-looking statements are based on management’s current belief, based on currently available information, as to the outcome and timing of future events. The Company cautions that its future oil and natural gas production, revenues, cash flows, liquidity, plans for future operations, expenses, outlook for oil and natural gas prices, timing of capital expenditures and other forward-looking statements are subject to all of the risks and uncertainties, many of which are beyond the Company’s control, incident to the exploration for and development, production and marketing of oil and gas.

These risks include, but are not limited to, any inability of the Company to realize strategic alternatives, the terms, timing or structure of any such transaction or alternative (or whether any such transaction or alternative will take place at all), the performance of the Company if any such transaction or alternative is completed, the possibility of unsuccessful exploration and development drilling activities, the Company’s ability to replace and sustain production, commodity price volatility, domestic and worldwide economic conditions, the availability of capital on economic terms to fund its capital expenditures and acquisitions, the Company’s level of indebtedness, the impact of the current economic environment on its business operations, financial condition and ability to raise capital, declines in the value of its oil and gas properties resulting in a decrease in the Company’s borrowing base under its credit facility and impairments, the ability of financial counterparties to perform or fulfill their obligations under existing agreements, the uncertainty inherent in estimating proved oil and gas reserves and in projecting future rates of production and timing of development expenditures, drilling and other operating risks, lack of availability of goods and services, regulatory and environmental risks associated with drilling and production activities, the adverse effects of changes in applicable tax, environmental and other regulatory legislation, and other risks and uncertainties are described in the Company’s filings with the Securities and Exchange Commission. The Company undertakes no obligation to publicly update or revise any forward-looking statements.

Contact:

Patti Hollums	Michael L. Pollard
Director of Investor Relations	Chief Financial Officer
(432) 688-3419	(432) 688-3029
e-mail: cwei@claytonwilliams.com
website: www.claytonwilliams.com